UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(Address of principal executive offices, including Zip Code)

(203) 705-3800

(Registrant’s telephone number, including area code)

3301 N.W. 150th Street

Oklahoma City, Oklahoma 73134

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 15, 2012, Tronox Incorporated completed its previously announced acquisition of the mineral sands business of Exxaro Resources Limited (“Exxaro”). The newly acquired business and the existing businesses of Tronox Incorporated are combined under a new Australian holding company, Tronox Limited. Under the terms of the transaction, former stockholders of Tronox Incorporated received one Class A ordinary share (“Class A Share”) and $12.50 in cash for each share of Tronox Incorporated common stock owned by them immediately prior to the closing. The Class A ordinary shares represent approximately 61.5% of the voting securities of Tronox Limited immediately after the closing. Exxaro received Class B ordinary shares of Tronox Limited, representing approximately 38.5% of the voting securities of Tronox Limited immediately after the closing. As a result of the transaction, Tronox Incorporated has become an indirect, wholly owned subsidiary of Tronox Limited and common stock in Tronox Incorporated is no longer traded on the Pink Sheets. In addition, in connection with the transaction On June 15, 2012, Tronox Limited, Tronox Incorporated, and Computershare, Inc., entered into an Amended and Restated Warrant Agreement, pursuant to which the holders of Equity Interests (as defined in the New Warrant Agreement) are entitled to purchase one Class A Share and $12.50 in cash (the “Warrant Consideration”) at the initial exercise prices of $62.13 for each Series A Warrant and $68.56 for each Series B Warrant. As of June 14, 2012 there were 841,302 Warrants outstanding which will each be exercisable for a Class A Share and $12.50 in cash. The Warrants have a seven-year term from the date initially issued and will expire at 5:00 p.m., New York City time, on February 14, 2018. A holder may exercise the Warrants by paying the applicable exercise price in cash or on a cashless basis. The Warrants are freely transferable by the holder thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2012

TRONOX INCORPORATED

By:	/s/ Michael J. Foster
Michael J. Foster
Vice President - General Counsel and Secretary

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